EXHIBIT 11

                      NCS HEALTHCARE, INC. AND SUBSIDIARIES
                    COMPUTATION OF EARNINGS PER COMMON SHARE
             (IN THOUSANDS, EXCEPT SHARE AND PER SHARE INFORMATION)

                                                                    Three Months Ended
                                                                       September 30,
                                                               -----------------------------
                                                                1996                 1995
                                                               -----------------------------
Net income (loss) used in calculation of primary
    earnings per share                                         $ 1,910               $(1,049)
Add impact of assumed conversion of
   subordinated debentures                                          71                    47
                                                               -----------------------------
Net income (loss) used in calculation of fully
   diluted earnings per share                                  $ 1,981               $(1,002)
                                                               =============================

Weighted average common shares outstanding                      12,407                 5,985
Net effect of dilutive stock options -- Note A                     187                   947
                                                               -----------------------------
Shares used in calculation of primary earnings
   per share                                                    12,594                 6,932
Add impact of assumed conversion of
   subordinated debentures                                         654                   421
                                                               -----------------------------
Shares used in calculation of fully diluted
   earnings per share                                           13,248                 7,353
                                                               =============================

Primary net income (loss) per share                            $  0.15               $ (0.15)
                                                               =============================
Fully diluted net income (loss) per share--
   Note B                                                      $  0.15               $ (0.14)
                                                               =============================

NOTE A         -- Stock options granted within a twelve-month period preceding the
                  Company's initial public offering in February 1996 are included as if they were outstanding for all periods presented. The dilutive effect of all options outstanding was calculated using the treasury stock method.

NOTE B         -- Fully dilutive net income (loss) per share has not been presented in the Condensed Consolidated Statements of Income because the effect is either immaterial or anti-dilutive.


                                       11